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                                                                       EXHIBIT 1
                                                                  EXECUTION COPY





                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                             SUN MICROSYSTEMS, INC.

                          AZURE ACQUISITION CORPORATION

                                       AND

                              COBALT NETWORKS, INC.

                         Dated as of September 18, 2000


                                  PROJECT BLUE

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                                                                  EXECUTION COPY

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of September 18, 2000, by and among Sun Microsystems, Inc., a Delaware corporation ("Parent"), Azure Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Cobalt Networks, Inc., a Delaware corporation (the "Company").

                                    RECITALS:

        A. Upon the terms and subject to the conditions set forth this Agreement (as defined in Section 1.2 hereof) and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Parent and the Company intend to enter into a business combination transaction.

        B. The Board of Directors of the Company (i) has determined that the Merger (as defined in Section 1.1 hereof) is consistent with and in furtherance of the long-term business strategy of the Company, and fair to and in the best interests of, the Company and its stockholders, (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

        C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of the Company are entering into Voting Agreements, in the form attached hereto as Exhibit A (each, a "Voting Agreement" and, collectively, the "Voting Agreements"), with Parent.

        D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of the Company are entering into Affiliate Agreements, in the form attached hereto as Exhibit B (each, a "Affiliate Agreement" and, collectively, the "Affiliate Agreements"), with Parent.

        E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into Non-Competition Agreements, in the form attached hereto as Exhibit C (each, a "Non-Competition Agreement" and, collectively, the "Non-Competition Agreements"), with Parent.

        F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company is entering into a Stock Option Agreement in favor of Parent, in the form attached hereto as Exhibit D (the "Stock


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Option Agreement"). The Board of Directors of the Company has unanimously approved the Stock Option Agreement.

        G. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain officers, directors and other employees of the Company have agreed to waive certain severance and other rights that may be triggered as a direct or indirect result of the transactions contemplated hereby (each, an "Severance and Acceleration Waiver") and, collectively, the "Severance and Acceleration Waivers").

        H. The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

        I. The parties hereto intend for the Merger to be accounted for as a purchase.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being referred to herein as the "Effective Time") as soon as practicable on or after the Closing Date (as defined below). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Merger and Reorganization and the Certificate of Merger. The closing of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, at a time and date to be specified by the parties hereto, which time and date shall be no later than the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI hereof, or at such other


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location, time and date as the parties hereto shall mutually agree in writing
(the date upon which the Closing actually occurs being referred to herein as the "Closing Date").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4 Certificate of Incorporation; Bylaws.

            (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be the same in substance as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Company shall remain Cobalt Networks, Inc.), and such Certificate of Incorporation of the Company, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation.

            (b) Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

        1.5 Directors and Officers.

            (a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

            (b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

        1.6 Effect on Capital Stock. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

            (a) Conversion of Company Common Stock. Each share of Common Stock, par value $0.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) hereof, shall be canceled and extinguished and automatically converted (subject to Section 1.6(e) and Section 1.6(f) hereof) into the right to receive 0.50 (the "Exchange Ratio") shares of Common Stock, par value $0.00067 per share, of Parent (including, with respect to each such share of Common Stock of Parent, the associated Rights (as defined in

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that certain Second Amended and Restated Shares Rights Agreement, dated as of
February 11, 1998, as amended April 14, 1999 and April 26, 2000) (the "Parent Rights Agreement") between the Company and BankBoston, N.A., as Rights Agent (the "Parent Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner set forth in Section 1.7 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 1.9 hereof). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

            (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or the Company, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration paid therefor.

            (c) Stock Options; Employee Stock Purchase Plans.

                (i) At the Effective Time, all options to purchase Company Common Stock then outstanding under (A) the Company's Amended and Restated 1997 Employee Stock Plan (the "Employee Stock Plan"), (B) the Company's 1999 Director Option Plan (the "Director Option Plan"), (C) the Chili!Soft, Inc. Inc. 1997 Stock Option Plan (the "1997 Chili!Soft, Inc. Plan"), (D) the Chili!Soft, Inc. 1998 Stock Option Plan (the "1998 Chili!Soft, Inc. Plan"), (E) the Chili!Soft, Inc. 1999 Stock Option Plan (the "1999 Chili!Soft, Inc. Plan" and, together with the Employee Stock Plan, the Director Option Plan, the 1997 Chili!Soft, Inc. Plan and the 1998 Chili!Soft, Inc. Plan, the "Company Stock Plans"), shall be assumed by Parent in accordance with the terms of Section 5.9(a) hereof.

                (ii) At the Effective Time, all purchase rights outstanding under the Company's 1999 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") shall be treated as set forth in Section 5.9(b) hereof.

            (d) Capital Stock of Merger Sub. Each share of Common Stock, par value $0.001 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of an equivalent number of shares of capital stock of the Surviving Corporation.


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            (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock (including, without limitation, the two-for-one forward stock split, to be paid in the form of a stock dividend, approved by the Board of Directors of Parent on August 16, 2000 (the "Parent Stock Split"), which will be effected (if at all) only upon the approval of a proposed increase in the authorized number of shares of Parent Common Stock by the stockholders of Parent at the currently scheduled Annual Meeting of Stockholders of Parent to be held on November 8, 2000) (the "Parent Share Increase") or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

            (f) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c) hereof), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (x) such fraction, by (y) the average closing price on the Nasdaq National Market System ("Nasdaq"), as reported in The Wall Street Journal, Western Edition (or, in the event of a good faith dispute as to the accuracy of the price reported therein, another authoritative source reasonably agreed on by the parties hereto), of one
(1) share of Parent Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time shall occur.

        1.7 Surrender of Certificates.

            (a) Exchange Agent. EquiServe Limited Partnership, or another bank or trust company selected by Parent (which shall be reasonably acceptable to the Company), shall act as the exchange agent (the "Exchange Agent") in the Merger.

            (b) Parent to Provide Common Stock. Promptly following the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Common Stock, and cash in an amount estimated to be sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) hereof, and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d) hereof.

            (c) Exchange Procedures. Promptly following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (each, a "Certificate" and, collectively, the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 1.6 hereof, cash in lieu of any fractional shares pursuant to Section 1.6(f)

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hereof, and any dividends or other distributions pursuant to Section 1.7(d)
hereof, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) hereof, and any dividends or other distributions pursuant to Section 1.7(d) hereof. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be reasonably appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time pursuant to Section 1.6 hereof, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) hereof, and any dividends or other distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) hereof as to dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted pursuant to Section 1.6 hereof, and the right to receive an amount in cash in lieu of the issuance of any fractional shares pursuant to Section 1.6(f) hereof and any dividends or other distributions payable pursuant to Section 1.7(d) hereof.

            (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

            (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

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            (f) Required Withholding. Each of the Exchange Agent, Parent and the
Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

            (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) or Section 1.7(d) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, at any time following the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section
1.6 hereof, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(f) hereof and any dividends or distributions payable pursuant to
Section 1.7(d) hereof; provided, however, that Parent and the Exchange Agent may, in their discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.10 Tax and Accounting Consequences.

            (a) Tax. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.


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            (b) Accounting. It is intended by the parties hereto that the Merger shall be accounted for as a purchase.

        1.11 Taking of Necessary Action; Further Action. If, at any time following the Effective Time, any further action is necessary or desirable to carry out the purposes and intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub shall take all such lawful and necessary action.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date as though made at the Closing Date, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies) in a disclosure letter supplied by the Company to Parent, dated as of the date hereof and certified by a duly authorized officer of Company (the "Company Disclosure Letter"), which disclosure shall provide an exception to or otherwise qualify or respond to the representations or warranties of the Company specifically referred to in such disclosure and any other representation or warranty of the Company to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other representation or warranty, as follows:

        2.1 Organization and Qualification; Subsidiaries.

            (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to the Company. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, be material to the Company.

            (b) Company has no subsidiaries except for the corporations identified in Section 2.1(b) of the Company Disclosure Letter. Neither the Company nor any of its subsidiaries has agreed, is obligated to make, or is bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or

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undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

        2.2 Certificate of Incorporation and Bylaws. The Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

        2.3 Capitalization.

            (a) The authorized capital stock of the Company consists of one hundred and twenty million (120,000,000) shares of Company Common Stock and ten million (10,000,000) shares of Preferred Stock ("Company Preferred Stock"), each having a par value of $0.001 per share. As of the close of business on September 14, 2000, (i) 30,333,599 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in treasury by the Company or by any subsidiaries of the Company, (iii) 2,208,440 shares of Company Common Stock were available for future issuance pursuant to the Employee Stock Purchase Plan, (iv) 4,957,461 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Employee Stock Purchase Plan, (v) 328,328 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Director Option Plan, (vi) 9,177 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1997 Chili!Soft Stock Plan,
(vii) 18,085 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1998 Chili!Soft Stock Plan, and (viii) 381,259 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1999 Chili!Soft Stock Plan. Between the close of business on September 14, 2000 and the date hereof, no shares of Company Common Stock have been issued other than upon exercise of vested Company Stock Options (as defined in Section 5.9 hereof) listed on Section 2.3(b) of the Company Disclosure Letter. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding. Except as set forth in Section 2.3(a) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger or any other transactions contemplated by this Agreement, or as a result of the termination of employment of any holder of any such option.

            (b) Section 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as to the date of the

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Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the extent to which each such option is vested and unvested as of a recent practicable date; (vii) the date on which such Company Stock Option expires and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Section 2.3(b) of the Company Disclosure Letter also shall set forth the vesting schedule generally applicable to Company Stock Options, and shall specifically identify each Company Stock Option with a vesting schedule that is different than such generally applicable vesting schedule (including a description of each such different vesting schedule). The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to the issuance aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non assessable. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

            (c) Except for (i) securities Company owns, directly or indirectly through one or more subsidiaries, free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but excluding any restrictions on transfer imposed by federal or state securities laws), and (ii) shares of capital stock or other similar ownership interests of subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(c) of the Company Disclosure Letter or as set forth in Section 2.3(b) hereof, and except for the Stock Option Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of the Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

        2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the stockholders of the Company of the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Stock Option Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law and the Company's Certificate of Incorporation and Bylaws). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be subject to and limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief or other equitable remedies.

        2.5 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement and the Stock Option Agreement by Company do not, and the performance of this Agreement and the Stock Option Agreement by Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) subject to obtaining the approval of the Company's stockholders in favor of approval and adoption of this Agreement and approval of the Merger, and obtaining the consents, approvals, authorizations and permits and making registrations, filings and notifications set forth in Section 2.5(b) hereof (or Section 2.5(b) of the Company Disclosure Letter), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected.

            (b) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a "Governmental Entity" and, collectively, "Governmental Entities"), except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities laws ("Blue Sky Laws"), the pre-merger notification requirements (the "HSR Approval") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and foreign Governmental Entities and the rules and regulations promulgated thereunder, (ii) the rules and regulations of The Nasdaq Stock Market, Inc., (iii) the filing and recordation of the Merger Certificate as required by the Delaware Law, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not be material to the Company or Parent or have a Material Adverse Effect (as defined in Section 8.3(c) hereof) on the parties hereto, prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

        2.6 Compliance; Permits.

            (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is, to the knowledge of the Company, pending or threatened against the Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries.

            (b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of the Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

        2.7 SEC Filings; Financial Statements.

            (a) The Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") since November 5, 1999 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by Company with the SEC since such date. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any reports or other documents with the SEC.

            (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

            (c) The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

        2.8 No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except (i) liabilities provided for in the Company's balance sheet as of June 30, 2000 or (ii) liabilities incurred since June 30, 2000 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

        2.9 Absence of Certain Changes or Events. Since June 30, 2000, there has not been any Material Adverse Effect on the Company. Since December 31, 1999, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (ii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iii) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (iv) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with the SEC, and other than licenses disclosed on
Section 2.19(j) of the Company Disclosure Letter, (v) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vi) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (vii) any sale of assets of the Company other than in the ordinary course of business.

        2.10 Absence of Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened (or, to the knowledge of the Company, any governmental or regulatory investigation pending or threatened) against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries, before any Governmental Entity.

        2.11 Employee Benefit Plans.

            (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (the "Plans") covering (i) any active, former employee, director or consultant of the Company, (ii) any subsidiary of Company, or (iii) any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code (an "Affiliate"), or with respect to which the Company has or may in the future have liability, are listed in Section 2.11(a) of the Company Disclosure Letter. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Plan; (vi) all COBRA forms and related notices; (vii) all discrimination tests for each Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (xi) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan.

            (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA, and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service or Department of Labor with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Section 2.11(b) of the Company Disclosure Letter includes a listing of the accrued vacation liability of Company as of August 25, 2000. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to amend the Plan. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses).

            (c) Neither the Company, nor any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or
Section 412 of the Code and at no time has the Company or any of its subsidiaries contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. To the knowledge of the Company, neither the Company, any of its subsidiaries, nor any officer or director of the Company or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

            (d) Neither the Company, any of its subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the requirements of Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of the Company or any of its subsidiaries. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law and neither the Company nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

            (e) Neither the Company nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of the Company or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of the Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of the Company, threatened labor dispute involving the Company or any of its subsidiaries and any group of its employees nor has the Company or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and the Company and its subsidiaries consider their relationships with their employees to be good. The Company and its subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations regarding employment, employment practices, terms and conditions of employment and wages and hours.

            (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company or any of its subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

            (g) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment" within the meaning of Section 280G of the Code.

            (h) Each International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason. For purposes of this Section "International Employee Plan" shall mean each Plan that has been adopted or maintained by the Company or any of its subsidiaries, whether informally or formally, for the benefit of current or former employees of the Company or any of its subsidiaries outside the United States.

            (i) Except as set forth in Section 2.11(i) of the Company Disclosure Letter, no Company Employee Plan provides, reflects or represents any liability to provide retiree benefits health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

        2.12 Labor Matters. (i) There are no material claims pending or, to the knowledge of each of the Company and its respective subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does the Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

         2.13 Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1(a) hereof) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus (as defined in Section 5.1(a) hereof) to be filed with the SEC by Company pursuant to Section 5.1(a) hereof will, on the dates mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting (as defined in Section 5.2(a) hereof) and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

        2.14 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted.

        2.15 Title to Property. Neither the Company nor any of its subsidiaries owns any material real property. The Company and each of its subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

        2.16 Taxes.

            (a) Definition of Taxes. For all purposes of and under this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

            (b) Tax Returns and Audits.

                (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

                (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes which are not, individually or in the aggregate, material to the Company.

                (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

                (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

                (vi) Neither the Company nor any of its subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the Company's balance sheet as of June 30, 2000 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

                (vii) There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries or any other person that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to
Section 4999 of the Code.

                (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

                (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state, local or foreign law. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local or foreign Tax purposes.

                (x) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

                (xi) Neither the Company nor any subsidiary of the Company has participated as either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code.

        2.17 Environmental Matters.

            (a) Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

                (i) "Hazardous Material" means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                (ii) "Business Facility" means any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company or any of its subsidiaries in connection with the operation of its business.

                (iii) "Disposal Site" means a landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Materials, or any real site other than a Business Facility receiving Hazardous Materials used or generated by a Business Facility.

                (iv) "Environmental Laws" means all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Entities the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

                (v) "Hazardous Materials Activity" means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances.

                (vi) "Environmental Permit" means any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company.

             (b) Condition of Property. Parent and Company expressly acknowledge that the Company's corporate offices are located in the Middlefield-Ellis-Wisman ("MEW") federal Superfund Site in Mountain View, California, which has been listed by the United States Environmental Protection Agency ("EPA") on the federal National Priority List under the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Section 9601 et seq. Parent and Company further expressly acknowledge that Hazardous Materials, including chemicals designated by the State of California and EPA as carcinogens and reproductive toxicants, have been released and are present in soil and groundwater throughout the MEW Superfund Site. Neither the Company nor its subsidiaries have incurred any liability to date with respect to the MEW Superfund Site, and neither the Company nor its subsidiaries reasonably expect to incur any material liability with respect to the MEW Superfund Site in the future. Excluding the MEW Superfund Site and except in a manner that could not reasonably be expected to subject the Company or its subsidiaries to material liability, to the knowledge of the Company, no Hazardous Materials are present on any Business Facility, or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Company on any of its subsidiaries. To the knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any subsidiaries or as a consequence of the acts of the Company or its subsidiaries or agents.

            (c) Hazardous Materials Activities. The Company and its subsidiaries have conducted all Hazardous Material Activities relating to their business in compliance in all material respects with all applicable Environmental Laws. The Hazardous Material Activities of the Company and it subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to the Company or its subsidiaries to incur liability.

            (d) Permits. To the knowledge of the Company, the Company holds all Environmental Permits necessary for the conduct of the business of the Company and its subsidiaries, and all such Environmental Permits are valid and in full force and effect. The Company and its subsidiaries have complied in all material respects with all covenants and conditions of any such Environmental Permit. To the knowledge of the Company, no circumstances exist which could cause any such Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

            (e) Environmental Litigation. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Company's knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any of its subsidiaries relating to their business, or any Business Facility.

            (f) Offsite Hazardous Material Disposal. No action, proceeding, liability or claim has been filed against the Company or, to the actual knowledge of the Company, is threatened against any Disposal Site or against the Company or any of its subsidiaries with respect to any transfer or release of Hazardous Materials relating to the Business to a Disposal Site.

            (g) Reports and Records. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company's possession concerning the Hazardous Materials Activities of the Company and its subsidiaries relating to their business and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

        2.18 Brokers. Except for the fees payable to Goldman Sachs & Co. pursuant to an engagement letter dated September 1, 2000, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.19 Intellectual Property.

            (a) For the purposes of this Agreement, the following terms have the following definitions:

                (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) domain names, uniform resource locators ("URLs") and other names and locators associated with the Internet (collectively, "Domain Names"), (vi) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vii) all industrial designs and any registrations and applications therefor throughout the world; (viii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (ix) all databases and data collections and all rights therein throughout the world; (x) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

                (ii) "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its subsidiaries.

                (iii) "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

                (iv) "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

            (b) Section 2.19(b) of the Company Disclosure Letter contains a complete and accurate list of (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere else in the world) related to any of the Company Registered Intellectual Property.

            (c) Section 2.19(c) of the Company Disclosure Letter contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Company or any of its subsidiaries (collectively, "Company Products") that have been sold, distributed or otherwise disposed of in the ten (10)-year period preceding the date hereof or which the Company or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development.

            (d) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

            (e) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property.

            (f) Section 2.19(f) of the Company Disclosure Letter contains a complete and accurate list of all actions that are required to be taken by the Company within ninety (90) days of the date hereof with respect to any of the Company Registered Intellectual Property.

            (g) The Company owns and has good and exclusive title to each item of Company Intellectual Property owned by it, free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the generality of the foregoing, (i) the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company and its subsidiaries, including the sale, distribution or provision of any Company Products by the Company or any of its subsidiaries, (ii) the Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products or which the Company or any of its subsidiaries otherwise purports to own, and (iii) to the extent that any patents would be infringed by any Company Products, the Company is the exclusive owner of such patents.

            (h) To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its subsidiaries, or is incorporated into any of the Company Products, the Company and its subsidiaries have a written agreement with such third party with respect thereto and the Company and its subsidiaries thereby either (i) have obtained ownership of, and is the exclusive owner of, or
(ii) have obtained perpetual, non-terminable licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

            (i) Neither the Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is Company Intellectual Property, to any third party, or knowingly permitted the Company's rights in such Company Intellectual Property to lapse or enter the public domain.

            (j) Other than "shrink wrap" and similar widely available commercial end-user licenses, Section 2.19(j) of the Company Disclosure Letter contains a complete and accurate list of all contracts, licenses and agreements to which the Company or any of its subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party, or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any of its subsidiaries.

            (k) All contracts, licenses and agreements relating to either (i) Company Intellectual Property, or (ii) Intellectual Property of a third party licensed to the Company or any of its subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such contracts, licenses and agreements. Each of the Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's and its subsidiaries' rights under such contracts, licenses and agreements to the same extent the Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its subsidiaries would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company is or any of its subsidiaries are a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them,
(ii) either the Parent's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (iii) either the Parent's or the Merger Sub's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

            (l) The operation of the business of the Company and its subsidiaries as such business currently is conducted and reasonably contemplated to be conducted, including (i) the Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products, software or services of the Company and its subsidiaries (including Company Products), and (ii) the Company's use of any product, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

            (m) The Company Intellectual Property constitutes all the material Intellectual Property used in and/or necessary to the conduct of the business of the Company and its subsidiaries as it currently is conducted, and as it is currently planned to be conducted by the Company and its subsidiaries, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including the Company Products).

            (n) Neither the Company nor any of its subsidiaries has received notice from any third party that the operation of the business of the Company or any of its subsidiaries or any act, product or service of the Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

            (o) To the knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

            (p) The Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of

Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

            (q) To the knowledge of the Company, all of the Company's and its subsidiaries' products (including Company Products) (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"), (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) will be interoperable with other products used and distributed by Parent that may reasonably deliver records to the Company's or any of its subsidiaries' products or receive records from the Company's or any of its subsidiaries' products, or interact with the Company's or any of its subsidiaries' products. All of the Company's or its subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's or any of its subsidiaries' business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company or any of its subsidiaries in the conduct of their business, or purchased by the Company or any of its subsidiaries from third-party suppliers.

        2.20 Agreements, Contracts and Commitments.

            (a) Neither the Company nor any of its subsidiaries is a party to or is bound by:

                (i) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;

                (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (iii) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of hardware or software products in the ordinary course of business;

                (iv) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

                (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries;

                 (vi) any dealer, distributor, joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety
(90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

                (vii) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

                (viii) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company Product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company Products, services or technology, except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

                (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

                (x) any material settlement agreement entered into within five
(5) years prior to the date of this Agreement; or

                (xi) any other agreement, contract or commitment that has a value of $300,000 or more in any individual case.

            (b) Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be set forth in the Company Disclosure Letter (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

        2.21 Insurance. The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the "Insurance Policies") which the Company reasonably believes are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. There is no material claim by the Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company is not aware of, and has not received notice under any Insurance Policies of, (i) an insurer's intention or threat to cancel or terminate any of the Insurance Policies, (ii) an insurer's intention or threat to increase the premiums due under any of the Insurance Policies.

        2.22 Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, Goldman Sachs & Co., to the effect that, as of the date hereof, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the stockholders of the Company, and will provide a copy of such opinion to Parent within three (3) business days of the date of this Agreement.

        2.23 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) approved the Stock Option Agreement and the transactions contemplated thereby, (iii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders, and (iv) recommended that the stockholders of Company approve and adopt this Agreement and approve the Merger.

        2.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and approve the Merger.

        2.25 State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement, the Stock Option Agreement and the Voting Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stock Option Agreement and the Voting Agreements and the transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreements, the provisions of Section 203 of the Delaware Law to the extent, if any, such Section is applicable to the Merger, this Agreement, the Stock Option Agreement and the Voting Agreements and the transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreements. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this

Agreement, the Stock Option Agreement and the Voting Agreements or the transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreements.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date as though made at the Closing Date, as follows:

        3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of Parent's subsidiaries, for such failures to be so duly organized, validly existing and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

        3.2 Certificate of Incorporation and Bylaws. Parent has previously furnished to Company a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

        3.3 Capitalization. Before giving effect to the Parent Stock Split and the Parent Share Increase, the authorized capital stock of Parent consists of
(i) three billion and six hundred million (3,600,000,000) shares of Parent Common Stock and of (ii) ten million (10,000,000) shares of Preferred Stock, par value $0.00067 per share ("Parent Preferred Stock"). At the close of business on September 12, 2000 (i) 1,609,171,019 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable,
(ii) 137,210,572 shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 63,305,420 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 218,104,814 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("Parent Options") to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding, other than shares of Parent Preferred Stock reserved for future issuance pursuant to the Rights (as defined in the Parent Rights Agreement). The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value

$0.001 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever, except as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

        3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Stock Option Agreement, or to consummate the transactions so contemplated. The Board of Directors of Parent has, as of the date this Agreement, approved this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, and no further corporate action is required on the part of Parent to authorize this Agreement or the Stock Option Agreement or the transactions contemplated hereby or thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as enforceability may be subject to and limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance injunctive relief or other equitable remedies.

        3.5 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its subsidiaries, (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications, set forth in Section 3.5(b) hereof, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses
(ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

            (b) The execution and delivery of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations promulgated thereunder, (ii) the rules and regulations of The Nasdaq Stock Market, Inc., (iii) the filing and recordation of the Certificate of Merger as required by the Delaware Law and
(iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Merger or otherwise prevent Parent or Sub from performing their respective obligations under this Agreement or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        3.6 SEC Filings.

            (a) Parent has made available to the Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after July 1, 1999 and prior to the date of this Agreement (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

            (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        3.7 Absence of Changes. Since June 30, 2000, there has not been any Material Adverse Effect on Parent.

        3.8 Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Company, at the time of the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business by the Company.

            (a) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material event involving its business or operations.

            (b) Except as permitted or required by the terms of this Agreement, or as set forth in Section 4.1 of the Company Disclosure Letter, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its subsidiaries to do any of the following, except to the extent that Parent shall otherwise consent in writing:

                (i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                (ii) grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation (except as permitted by Section 4.1(b)(iv) hereof), whether payable in cash or stock;

                (iii) transfer or license to any person or entity, or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights other than non-exclusive licenses granted to end-users in the ordinary course of business and consistent with past practice;

                (iv) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company or any of its subsidiaries, or split, combine or reclassify any such capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such capital stock;

                (v) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

                (vi) issue, deliver, sell, authorize, pledge or otherwise encumber (or propose any of the foregoing with respect to) any shares of capital stock of the Company or of any subsidiaries of the Company or any securities convertible into, or exercisable or exchangeable for, shares of such capital stock, or any subscriptions, rights, warrants or options to acquire any shares of such capital stock, or enter into other agreements or commitments of any kind or character obligating the Company or any of its subsidiaries to issue any shares of such capital stock or securities convertible, or exercisable or exchangeable for, shares of such capital stock, other than (A) the issuance, delivery and/or sale of (x) shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding on the date of this Agreement, and (y) shares of Company Common Stock issuable to participants in the Employee Stock Purchase Plan consistent with the terms thereof, and (B) the granting of stock options, in the ordinary course of business and consistent with past practices, to newly hired employees who are not executive officers of the Company in an aggregate amount not to exceed the amount set forth in Section 4.1 of the Company Disclosure Letter;

                (vii) cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

                (viii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or purchase any equity interest in any of the foregoing or enter into any joint ventures, strategic partnerships or similar alliances;

                (ix) sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

                (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

                (xi) adopt or amend any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable "at will" and who are not officers of the Company), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

                (xii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, asserted or unasserted, accrued or unaccrued, or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms as in existence as of the date hereof, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;

                (xiii) make any payments outside of the ordinary course of business in excess of $300,000 in the case of any individual or series of related payments, or $1,000,000 in the aggregate, excluding payments permitted by this Section 4.1.

                (xiv) modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

                (xv) enter into, renew or modify any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of the products of the Company or any of its subsidiaries, or products licensed by the Company or any of its subsidiaries, other than non-exclusive contracts, agreements or obligations which may be cancelled by the Company without penalty and with prior notice of sixty (60) days or less;

                (xvi) except as required by GAAP, revalue any assets of the Company or any of its subsidiaries, or make any change in accounting methods, principles or practices;

                (xvii) incur or enter into any agreement, contract or other commitment or arrangement requiring the Company or any of its subsidiaries to make payments in excess of $300,000 in any individual case, or $1,000,000 in the aggregate;

                (xviii)engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this
Article IV;

                (xix) engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

                (xx) hire any employee with an annual compensation level in excess of $100,000, except for employees who are not executive officers and are hired on an "at-will" basis in the ordinary course of business consistent with past practices;

                (xxi) make any Tax election that is reasonably likely to adversely affect in any material respect the Tax liabilities or Tax attributes of the Company or any of its subsidiaries, or settle or compromise any material income Tax liability, or consent to any extension or waiver of any limitations period with respect to Taxes;

                (xxii) other than fees payable to pursuant to the engagement letter referred to in Section 2.18 hereof, make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $1,000,000 in the aggregate;

                (xxiii)agree in writing or otherwise to take any of the actions described in Section 4.1(b)(i) through Section 4.1(b)(xxii), inclusive.

        4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and the Stock Option Agreement, without the prior written consent of the Company, Parent shall not engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

            (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC a proxy statement/prospectus to be delivered to the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus"), and Parent shall prepare and file with the SEC a registration statement on Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "Registration Statement"). Each of the Company and Parent shall promptly provide to the other all such information concerning its business and financial statements and affairs as reasonably may be required or appropriate for inclusion in the Proxy Statement/Prospectus or the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement. Each of the Company and Parent shall respond to any comments of the SEC, and shall use its respective commercially reasonable efforts to have the Registration Statement declared or ordered effective under the Securities Act as promptly as practicable after such filing, the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared or ordered effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign, state "blue sky" or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of the Company, such amendment or supplement.

            (b) The Proxy Statement/Prospectus shall include (i) the unanimous recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger, subject to the right of the Board of Directors of the Company to withhold, withdraw, amend, modify or change its recommendation and recommend a Superior Offer in accordance with
Section 5.2(c) hereof, and (ii) the opinion of Goldman Sachs & Co. referred to in Section 2.22 hereof.

        5.2 Meeting of Company Stockholders.

            (a) Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of the stockholders of the Company (the "Company Stockholders' Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under Delaware Law and the Certificate of Incorporation and Bylaws of the Company) within forty five (45) calendar days, following the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. Subject to the terms of Section 5.2(c) hereof, the Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of its stockholders required by the rules of The Nasdaq Stock Market, Inc. or Delaware Law to obtain such approvals. The Company may adjourn or postpone the Company Stockholders' Meeting (i) if and to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's stockholders in advance of a vote on this Agreement and the Merger, or (ii) if, as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with Delaware Law, and the Certificate of Incorporation and Bylaws of the Company, the rules of The Nasdaq Stock Market, Inc. and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined below), or by any withholding, withdrawal, amendment, modification or change of the recommendation of the Board of Directors of the Company with respect to this Agreement and/or the Merger.

            (b) Unless the Board of Directors of the Company shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement and the Merger in compliance with Section 5.2(c) hereof: (i) the Board of Directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For all purposes of and under this Agreement, the foregoing recommendation of the Board of Directors of the Company shall be deemed to have been modified in a manner adverse to Parent if such recommendation by the Board of Directors of the Company or any committee thereof shall no longer be unanimous.

            (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the adoption and approval of this Agreement and approval of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) neither the Company nor any of its representatives shall have violated the terms of Section 5.5 hereof and the Company is not then in material breach of this Agreement, and (iii) the Board of Directors of the Company reasonably concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment, modification or changing of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under Delaware Law with respect to such Superior Offer; provided, however, that prior to publicly withholding, withdrawing, amending, modifying or changing its recommendation in favor of the adoption and approval of this Agreement and approval of the Merger, the Company shall have given Parent at least three (3) business days prior written notice (or such lesser prior notice as provided to the members of Company's Board of Directors) thereof and the opportunity to meet with the Company and its counsel. Nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended, modified or changed pursuant hereto). As used in this Agreement, the term "Superior Offer" shall mean any bona fide, unsolicited written Acquisition Proposal (as defined in Section 5.5(b) hereof) for all of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" pursuant hereto if any financing required to consummate the transaction contemplated by such offer is both not committed and not likely, in the judgment of the Board of Directors of the Company, to be obtained by such third party on a timely basis.

        5.3 Confidentiality. The parties hereto acknowledge that the Company and Parent have previously executed a Confidential Disclosure Agreement, dated as of September 8, 2000

(the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        5.4 Access to Information. During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the Company to obtain all information concerning the business of the Company, including, without limitation, the status of the Company's product development efforts, properties, results of operations and personnel, as Parent may reasonably request. No information or knowledge obtained by Parent during the course of any investigation conducted pursuant to this Section 5.4 shall affect, or be deemed to modify in any respect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger contained herein.

        5.5 No Solicitation.

            (a) During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time, the Company and its subsidiaries shall not, nor will they authorize or permit any of their respective officers or directors, or any investment banker, attorney or other advisor or representative retained by any of them to, nor will they authorize any of their respective affiliates or employees to, or indirectly, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.5(b) hereof), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal (it being understood and agreed that informing any person as to the existence of these provisions, or requesting additional information regarding the terms and conditions of any Acquisition Proposal from the person making such Acquisition Proposal, without in each case providing additional information, shall not constitute a discussion or negotiation in violation of this Section 5.5(a)), (iv) subject to the terms of Section 5.2(c) hereof, approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of the Company, nothing in this Agreement (including the first sentence of this Section 5.5(a)) shall prohibit the Company from furnishing information regarding the Company or any of its subsidiaries to, or entering into a confidentiality agreement with, or entering into or conducting discussions or negotiations with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth above in this Section 5.5, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under Delaware Law (3) at least three (3) business days prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or group, and (y) the Company receives from such person or group an executed confidentiality agreement at least as restrictive as the Confidentiality Agreement, and (4) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). In addition, nothing in this Agreement shall prohibit the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the parties hereto understand and agree that any violation of the restrictions set forth in this Section 5.5(a) by any officer or director of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.5(a) by the Company. In addition to the foregoing, the Company shall (i) provide Parent with at least forty eight (48) hours prior notice (or such lesser prior notice as provided to the members of the Board of Directors of the Company, but in no event less than twelve (12) hours unless the Company shall have previously notified Parent of a prior meeting of the Board of Directors of the Company to consider such Superior Offer) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider a Superior Offer, and (ii) provide Parent with at least three (3) business days prior written notice (or such lesser prior notice as provided to the members of the Board of Directors of the Company) of a meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to recommend a Superior Offer to the stockholders of the Company and together with such notice a copy of the proposed form of agreement, letter of intent or other definitive document containing the terms and conditions of such Superior Offer.

            (b) For all purposes of and under this Agreement, the term "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) providing for any Acquisition Transaction. For all purposes of and under this Agreement, the term "Acquisition Transaction" shall mean any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving: (i) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

            (c) In addition to the obligations of the Company set forth in
Section 5.5(a) hereof, the Company shall advise Parent, as promptly as practicable, and in any event within twenty four (24) hours, orally and in writing, of (i) any request for information which the Company reasonably believes is likely to lead to an Acquisition Proposal or, (ii) any Acquisition Proposal, or (iii) any inquiry with respect to or which the Company reasonably believes could lead to any Acquisition Proposal, the (iv) material terms and conditions of any such request, Acquisition Proposal or inquiry, and (v) the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

        5.6 Public Disclosure. Parent and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement, the Merger or an Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange or The Nasdaq Stock Market, Inc. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement.

        5.7 Reasonable Efforts; Notification.

            (a) Upon the terms and subject to the conditions and limitations set forth in this Agreement (including, without limitation, the Company's rights under Section 5.2 and Section 5.5 hereof), each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VI hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties which may be required or desirable as a result of, or in connection with, the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional certificates, instruments and other documents necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, but subject to the conditions and limitations set forth in this Agreement (including, without limitation, the Company's rights under Section 5.2 and Section 5.5 hereof) the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

            (b) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate, or that the Company has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company, or the conditions to the obligations of the parties under this Agreement.

            (c) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate, or that Parent or Merger Sub has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Parent or Merger Sub, or the conditions to the obligations of the parties under this Agreement.

        5.8 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company shall each use its respective commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby and by the Stock Option Agreement.

        5.9 Company Stock Options; Employee Stock Purchase Plan.

            (a) Company Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under any Company Stock Plan, whether or not vested, shall be assumed by Parent by virtue of the Merger and without any action on the part of Parent, the Company or any holders of Company Stock Options, and, to the extent required under any Company Stock Plan, Parent shall issue assumption agreements to all holders of Company Stock Options within thirty (30) calendar days following the Effective Time. Each Company Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions, but after giving effect to the amendments entered into pursuant to
Section 6.3(b) hereof), except that (i) each Company Stock Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock that were issuable upon the exercise in full of such Company Stock Option immediately prior to the Effective Time, by (y) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of each such assumed Company Stock Option shall be equal to the quotient obtained by dividing
(x) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio, rounded up to the nearest whole cent.

            (b) Employee Stock Purchase Plan. Prior to the Effective Time, outstanding purchase rights under the Employee Stock Purchase Plan shall be exercised in accordance with Section 19 of the Employee Stock Purchase Plan, and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Employee Stock Purchase Plan. The Company shall terminate the Employee Stock Purchase Plan, effective at or prior the Closing.

        5.10 Form S-8. As soon as is reasonably practicable following the Effective Time, to the extent available for use by Parent, Parent shall file a registration statement on Form S-8 (or any successor form thereto) to register under the Securities Act the issuance of the shares of Parent Common Stock issuable upon the exercise of all Company Stock Options assumed by parent pursuant to Section 5.9 hereof, to the extent that the issuance of such shares may be registered on Form S-8 (or any successor form thereto).

        5.11 Indemnification; Directors' and Officers' Insurance.

            (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company and its subsidiaries under any indemnification agreements between
(i) the Company or any of its subsidiaries and (ii) any of their respective directors and officers, as in effect on the date hereof (the "Indemnified Parties"), and any indemnification provisions in the Company's Certificate of Incorporation or Bylaws, as in effect on the date hereof, or in any equivalent organizational documents of any subsidiary of the Company, as the case may be. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company, as in effect on the date hereof, and the exculpation and indemnification provisions of the equivalent organizational documents of each subsidiary of the Company as in effect on the date hereof shall remain in full force and effect, and no such provisions shall be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company or any subsidiary of the Company, unless such modification is required by applicable law.

            (b) For a period of four (4) years following the Effective Time, Parent shall maintain in effect a policy of directors' and officers' insurance covering those persons who are currently covered, or will be covered on or prior to the Effective Time, by the Company's directors' and officers' insurance policy in effect as of the date hereof (a copy of which has been heretofore delivered to Parent) for actions or omissions occurring on or prior to the Effective Time, which insurance policy shall contain terms and conditions (including, without limitation, coverage amounts and scope) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect as of the date hereof; provided, however, that notwithstanding the foregoing, Parent shall not be required to pay an annual premium on such insurance policy that is greater than one hundred and fifty percent (150%) of the annual premium payable under the Company's directors' and officers' insurance policy in effect as of the date hereof as set forth in Section 5.11 of the Company Disclosure Letter (the "Current Premium"), and if the annual premium for such coverage would at any time exceed one hundred and fifty percent (150%) of the Current Premium, the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage then available at an annual premium equal to one hundred and fifty percent (150%) of the Current Premium; and provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.11(b) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of four (4) years from the Effective Time, (ii) covers those persons who are currently covered, or will be covered on or prior to the Effective Time, by the Company's directors' and officers' insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect as of the date hereof.

            (c) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.11 to the extent that such Indemnified Party is determined to be entitled to indemnification under this Section 5.11.

            (d) The provisions of this Section 5.11 shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, and their heirs, representatives, successors and assigns.

        5.12 Nasdaq Listing. Parent shall use its commercially reasonable best efforts to cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, to be authorized for listing on Nasdaq, at or prior to the Closing Date, upon official notice of issuance.

        5.13 Company Affiliates. Section 5.13 of the Company Disclosure Letter contains a complete and accurate list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each a "Company Affiliate"). The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing and verifying such list. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate who has not delivered an Affiliate Agreement on or prior to the date hereof, an executed Affiliate Agreement. The Affiliate Agreements will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of each Affiliate Agreement.

        5.14 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated hereby as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties hereto. The Company and Parent each shall promptly (i) supply the other with any information which may be required in order to effectuate such filings, and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties hereto may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent, the Company or any Parent's subsidiaries or affiliates, or the imposition of any material limitations on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of such assets, properties and capital stock.

        5.15 Company 401(k) Plan. The Company shall terminate, or cause to be terminated, its 401(k) plan and any other 401(k) plan (including, without limitation, the Chili!Soft 401(k) plan) sponsored by the Company or any Affiliate, effective no later than the day immediately preceding the Closing Date.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of the following conditions:

            (a) Company Stockholder Approval. This Agreement shall have been duly approved and adopted, and the Merger shall have been duly approved, by the requisite vote under Delaware Law, by the stockholders of the Company.

            (b) Registration Statement Effective; Proxy Statement/Prospectus. The SEC shall have declared or ordered the Registration Statement to be effective, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing (and not abandoned or withdrawn) by the SEC.

            (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

            (d) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Brobeck Phleger & Harrison LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company shall not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party hereto shall render such opinion to such party. The parties hereto agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

            (e) Nasdaq Listing. The shares of Parent Common Stock issuable to the stockholders of the Company in connection with the Merger pursuant to this Agreement, and such other shares required to be reserved for issuance in connection with the Merger, shall have been authorized for listing on the Nasdaq, upon official notice of issuance, or shall be exempt from such requirement under then applicable laws, regulations and rules of The Nasdaq Stock Market, Inc.

        6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by the
Company:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except, with respect to clauses (i) and (ii), (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the Material Adverse Effect qualifications as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by duly authorized officer thereof.

            (b) Agreements and Covenants. Parent and Merger Sub shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer thereof.

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except, with respect to clauses (i) and (ii), (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Sections 2.3(a) (other than an inaccuracy in the aggregate amount of no greater than 50,000 shares of Company Common Stock and shares of Company Common Stock issuable upon exercise of Company Stock Options), 2.3(c), 2.4, 2.18, 2.22, 2.23, 2.24 and 2.25, each of which individually shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, and provided, further, that such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Section 2.19, which individually shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the Material Adverse Effect qualifications and limitations set forth in the preceding clause
(A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all "Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by a duly authorized officer thereof.

            (b) Agreements and Covenants. The Company shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by a duly authorized officer thereof.

            (c) Non-Competition Agreements. Each of the employees who have executed a Non-Competition Agreement shall continue to be employed by the Company as of the Closing, shall not have notified (whether formally or informally) Parent or the Company of such employee's intention of leaving the employ of Parent or the Company following the Effective Time, and shall not have rescinded the Non-Competition Agreement to which such employee is a party.

            (d) Consents. The Company shall have obtained the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, which consents, waivers and approvals are set forth in Section 6.3(d) of the Company Disclosure Letter.

            (e) Severance and Acceleration Waivers. Each of the Severance and Acceleration Waivers shall be in full force and effect.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of the Company has been obtained in respect of this Agreement and the Merger:

            (a) by mutual written consent of Parent and the Company, duly authorized by the respective Boards of Directors of Parent and the Company;

            (b) by either Parent or the Company if the Merger shall not have been consummated by March 16, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement;

            (c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, permanently enjoining or otherwise permanently prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable and remains in effect at the time of termination;

            (d) by either Parent or the Company if the requisite approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of the Company, duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a party in the event that the failure to obtain the requisite approval of the stockholders of the Company shall have been caused by the action or failure to act of such party proposing to exercise its right of termination under this Section 7.1(d), and such action or failure to act constitutes a breach of this Agreement;

            (e) by Parent if a Triggering Event (as defined below) shall have occurred;

            (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) for thirty (30) calendar days following the delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood and agreed that the Company may not terminate this Agreement pursuant to this
Section 7.1(f) if the Company shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30) calendar day period);

            (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for thirty (30) calendar days following the delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood and agreed that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if Parent shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30) calendar day period);

            (h) by Parent, if there has been a Material Adverse Effect with respect to the Company and its subsidiaries that is not curable by the Company through the exercise of its commercially reasonable efforts; or

            (i) by Company, if there has been a Material Adverse Effect with respect to Parent that is not curable by Parent through the exercise of its commercially reasonable efforts.

For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified, in either case, in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of the Company shall have failed to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten
(10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal;
(iv) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) the Company shall have breached any of the terms of Section 5.5 hereof; or (vii) a tender or exchange offer relating to not less than fifteen percent (15%) of the then-outstanding shares of capital stock of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first commenced, a statement indicating that the Company recommends rejection of such tender or exchange offer.

        7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement pursuant to Section 7.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto. In the event of the termination of this Agreement pursuant to
Section 7.1 hereof, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, and as set forth in Section 7.3 and
Article VIII (miscellaneous) hereof, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from any liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties hereto contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        7.3 Fees and Expenses.

            (a) General. Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto, and any fees required to be paid under the HSR Act.

            (b) Company Payments.

                (i) Notwithstanding anything to the contrary set forth in this Agreement, in the event that this Agreement is terminated by Parent pursuant to
Section 7.1(e) hereof, the Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount in cash equal to $59,000,000 (the "Termination Fee").

                (ii) Notwithstanding anything to contrary set forth in this Agreement, in the event that (A) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b) or Section 7.1(d) hereof, (B) following the date hereof and prior to the termination of this Agreement, a third party shall have announced an Acquisition Proposal, and (C) within twelve
(12) months following the termination of this Agreement, a Company Acquisition (as defined in Section 7.3(b)(iv) hereof) is consummated or the Company enters into an agreement or letter of intent providing for a Company Acquisition, or a third party commences a tender or exchange offer for a Company Acquisition, then the Company shall pay to Parent, in immediately available funds, an amount in cash equal to the Termination Fee upon (x) the consummation of such Company Acquisition, or (y) the entry by the Company into such agreement or letter of intent.

                (iii) The Company acknowledges that the agreements set forth in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a final judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of any willful or intentional breach of this Agreement.

                (iv) For all purposes of and under this Agreement, the term "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

        7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time, but only by execution of an instrument in writing, signed on behalf of each of the parties hereto by a duly authorized officer thereof.

        7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

        8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive or call for action to be taken after the Effective Time shall survive the Effective Time.

        8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

            (a) if to Parent, Merger Sub or the Company (following the Effective
Time), to:

                      Sun Microsystems, Inc.
                      901 San Antonio Road
                      Palo Alto, CA 94303
                      Attention:  General Counsel
                      Telephone No.:  (650) 960-1300
                      Telecopy No.:  (650) 336-0530

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Attention:    Larry W. Sonsini, Esq.
                                    Katherine A. Martin, Esq.
                      Telephone No.: (650) 493-9300
                      Telecopy No.: (650) 493-6811
                      and to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      One Market, Spear Street Tower
                      Suite 3300
                      San Francisco, California  94105
                      Attention:    Michael S. Dorf, Esq.
                      Telephone No.: (415) 947-2000
                      Telecopy No.: (415) 947-2099

               (b)    if to the Company (prior to the Effective Time), to:

                      Cobalt Networks, Inc.
                      555 Ellis Street
                      Mountain View, CA 94043
                      Attention:  President
                      Telephone No.: (650) 623-2500
                      Telecopy No.:  (650) 623-2546

                      with a copy to:

                      Brobeck, Phleger & Harrison LLP
                      Two Embarcadero Place
                      2200 Geng Road
                      Palo Alto, California 94303
                      Attention:  Rod J. Howard, Esq.
                                  John Montgomery, Esq.
                      Telephone No.: (650) 424-0160
                      Telecopy No.: (650) 496-2885

        8.3 Interpretation; Knowledge.

            (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity taken together with such entity as a whole. Reference to the subsidiaries of an entity (the "Parent Entity") shall be deemed to include all direct and indirect subsidiaries of such Parent Entity, but shall not include any entity of which less than twenty percent (20%) of the outstanding voting securities or other equity interests are owned by the Parent Entity.

            (b) For purposes of this Agreement the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

            (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole. For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on any entity: (i) any change in such entity's stock price or trading volume in and of itself; or (ii) any change, event, violation, inaccuracy, circumstance or effect that such entity successfully bears the burden of proving results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity); or
(iii) any change, event, violation, inaccuracy, circumstance or effect resulting from the disruption or loss of existing or prospective customer, distributor or supplier relationships that such entity successfully bears the burden of proving results from the public announcement or pendency of the transactions contemplated hereby.

        8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter
(i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11 hereof.

        8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective thereunto duly authorized offices, as of the date first written above.

                                     SUN MICROSYSTEMS, INC.

                                     By:________________________________________

                                     Name:______________________________________

                                     Title:_____________________________________


                                     AZURE ACQUISITION CORPORATION

                                     By:________________________________________

                                     Name:______________________________________

                                     Title:_____________________________________


                                     COBALT NETWORKS, INC.

                                     By:________________________________________

                                     Name:______________________________________

                                     Title:_____________________________________



            *** AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ***